Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS FIRST QUARTER 2005 RESULTS

•	Q1 net loss was $5 million, or $0.01 per share, on revenue of $838 million

•	Third consecutive quarter of non-GAAP profits, $3 million, or 1 cent profit per diluted share, excluding restructuring, transformation and integration expenses

•	Continued sequential retail market share growth at retail, according to initial IDC and NPD data

•	Continued cost structure improvement, as Q1 SG&A declined to $88 million on a GAAP basis, down 17 percent from the prior quarter and down 70 percent from a year ago (non-GAAP SG&A declined to $80 million, excluding restructuring, transformation and integration expenses)

Irvine, Calif., April 28, 2005 — Gateway, Inc. (NYSE: GTW) today reported results for its first quarter ended March 31, 2005.

Revenue amounted to $838 million, compared with $1.029 billion in the fourth quarter and $868 million a year earlier. The year earlier period includes revenue from eMachines, which was acquired on March 11, 2004, for the 20 days from March 12 through March 31, 2004.

Gateway Reports First Quarter 2005 Results	Page 2

The company recorded a first-quarter net loss of $5 million, or a 1 cent loss per share, which includes restructuring, transformation and integration costs expenses of $8 million, or 2 cents per share. Excluding these items, non-GAAP net income was $3 million, or a 1 cent profit per diluted share. Actual restructuring, transformation and integration costs were higher than the estimates provided with our first quarter guidance due to higher than expected facility charges, partially offset by better than expected recovery on Gateway retail store lease buyouts. All non-GAAP financial information in this release is reconciled to GAAP in the attached Analysis of Consolidated Condensed Statement of Operations.

Also included in the first quarter net loss is $4 million in proceeds from legal claims and a $4 million reduction in liabilities associated with retail customer rebates.

In the prior quarter, the company reported net income available to common shareholders of $94 million, which included a $100 million gain on the retirement of the Series A and C preferred stock. Basic earnings per share, or net income per common share, was 25 cents and diluted earnings per share was a negative two cents. Excluding $22 million in restructuring, transformation and integration expenses, and the gain on the retirement of the previously mentioned stock — the company recorded a non-GAAP net profit of $15 million. The resulting non-GAAP net profit per diluted share, before restructuring, transformation and integration expenses and the gain on retirement of stock was 4 cents. In the prior year, the company reported a first quarter net loss of $172 million, or 51 cents per share. On a non-GAAP basis excluding $104 million in restructuring, transformation and integration expenses, and a $13 million tax benefit, the company recorded a non-GAAP net loss of $81 million, or $0.24 per share.

“As our financial results show, Gateway is on the right track strategically and our long-term growth plans are credible,” said Wayne Inouye, president and chief executive officer. “We are driving to a world-class cost structure, we’re focused on markets in which we can make a profit, and we believe we have the right mix of well-designed products and services at a price and quality that represent value and will translate into profitable growth, especially in our Retail and Professional business units, and continuously improving financial results into the future.”

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Gateway Reports First Quarter 2005 Results	Page 3

Financial Performance

The company sold 941,000 PC units in the first quarter, down 22 percent sequentially, and up 56 percent year-over-year. The sequential decrease in unit sales is due to seasonal declines in all segments. On a normalized basis, which adds eMachines sales and subtracts Gateway-owned retail stores from the first quarter of 2004 comparison, PC unit sales decreased 12 percent year-over-year.

In the notebook area, one of the company’s key growth objectives, units grew approximately 72 percent year-over-year, or 30 percent on a combined company basis. Notebook growth resulted in an increase in U.S. portable market share both sequentially and year-over-year.

The Retail segment delivered revenue of $476 million, with PC units of 718,000. Sequentially, Retail revenue decreased 21 percent and PC units decreased 23 percent. The sequential decrease in Retail revenue and PC units reflects normal seasonality and buying patterns of our major retail customers. Initial IDC and NPD data indicate that Gateway gained Retail market share in the first quarter, reflecting increases in both the desktop and notebook categories.

The Direct sales segment delivered revenue of $150 million, with PC units of 76,000. Sequentially, Direct sales revenue decreased 20 percent and PC units decreased 26 percent. The sequential decrease in Direct Sales revenue and PC units is a result of seasonal demand and market share loss.

The Professional segment delivered revenue of $212 million, with PC units of 147,000. Sequentially, Professional revenue decreased 11 percent and PC units decreased 14 percent. The sequential revenue decrease generally reflects seasonal buying patterns in the education and government sectors.

Total CE and non-PC revenue was down 11 percent sequentially and down 41 percent year-over-year. The sequential and year-over-year decreases are due to lower CE revenue, largely associated with the Gateway retail store closures in April 2004 and the company’s renewed focus on its core PC business. CE and non-PC sales represented 19 percent of total revenue, which compares with 18 percent in the fourth quarter and 31 percent a year earlier.

Gross margin contribution from CE and non-PC products and services represented 74 percent of the gross margin dollars in the first quarter, compared to 62 percent in the prior quarter and 72 percent a year earlier. Gross margin contribution from non-PC products more than offset the reduced contribution from CE products as compared to the previous quarter.

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Gateway Reports First Quarter 2005 Results	Page 4

Gross margin percentage for the first quarter was 9.6 percent with no impact from restructuring, transformation and integration costs. This compares with 8.8 percent in the prior quarter (including 0.4 percentage points impact from restructuring, transformation and integration costs) and 12.5 percent in the first quarter of 2004 (including 1.2 percentage points impact from restructuring, transformation and integration costs). On a non-GAAP operational basis, excluding restructuring, transformation and integration costs, sequential gross margins increased 0.4 percentage points primarily due to the previously mentioned legal settlement, the retail customer rebate benefit and continued component cost declines.

SG&A expense was $88 million (including $8 million in restructuring, transformation and integration costs) compared to $106 million (including $18 million for restructuring, transformation and integration costs) in the prior quarter. On a non-GAAP operational basis, excluding restructuring, transformation and integration costs, SG&A was down 9 percent sequentially and 61 percent year-over-year. The year-over-year reductions in SG&A resulted from the closure of Gateway’s retail stores, reduced direct marketing costs partially related to the shift toward third-party retail, rationalization of headcount costs and IT expenses, and continued focus on other SG&A cost savings.

SG&A expense as a percentage of revenue was 10.5 percent compared to 10.3 percent in the prior quarter and 34.1 percent a year earlier. On a non-GAAP operational basis — excluding restructuring, transformation and integration costs — SG&A as a percent of revenue was 9.6 percent in the first quarter, compared to 8.5 percent in the fourth quarter and 23.4 percent a year earlier.

Restructuring, transformation and integration costs

Including the $8 million of restructuring, transformation and integration costs in the first quarter, our current estimate is that all but approximately $3 million of the previously announced restructuring, transformation and integration expenses have now been incurred. The cash outlays associated with these restructuring, transformation and integration plans were $15 million in the first quarter, leaving approximately $20 million of remaining net cash outlays to be incurred over the next several quarters under the previously announced plans. These cash outlays are primarily associated with ongoing lease obligations.

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Gateway Reports First Quarter 2005 Results	Page 5

Cash and marketable securities

Gateway ended the quarter with $584 million in cash and marketable securities. Cash and marketable securities decreased $60 million during the first quarter, primarily due to the pay down of $25 million of borrowings under the previously announced revolving credit facility and the restructuring, transformation and integration cash outlays of $15 million. At quarter end, $25 million remained outstanding under the revolving credit facility.

Conference call information

Gateway will host a conference call for analysts on Thursday, April 28 at 5:30 pm EDT/2:30 pm PDT, which will be accessible via live audio webcast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information

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Gateway Reports First Quarter 2005 Results	Page 6

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and results of operations relating to, or affected by, certain restructuring, transformation and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management and management believes it is useful to investors to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing

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Gateway Reports First Quarter 2005 Results	Page 7

customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2005	2004
Net sales	$837,781	$868,383
Cost of goods sold	757,416	760,054

Gross profit	80,365	108,329
Selling, general, and administrative expenses	88,126	296,024

Operating loss	(7,761)	(187,695)
Other income, net	1,814	6,167

Loss before income taxes	(5,947)	(181,528)
Benefit for income taxes	(761)	(12,785)

Net loss	$(5,186)	$(168,743)
Preferred stock dividends and accretion	—	(2,789)

Net loss attributable to common stockholders	$(5,186)	$(171,532)

Basic and diluted net loss per share	$(0.01)	$(0.51)

Basic and diluted weighted average shares outstanding	371,152	335,399

Gateway, Inc.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)
	March 31, 2005	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$354,194	$382,972
Marketable securities	229,589	260,537
Accounts receivable, net	314,879	342,121
Inventory	186,120	196,324
Other	271,745	217,663

Total current assets	1,356,527	1,399,617
Property, plant, and equipment, net	69,422	102,657
Intangibles, net	248,399	251,011
Other assets	17,942	18,502

	$1,692,290	$1,771,787

LIABILITIES AND EQUITY:
Current liabilities
Revolving credit facility	$25,000	$50,000
Accounts payable	567,869	532,329
Accrued liabilities	211,613	271,912
Accrued royalties	52,270	41,796
Other current liabilities	216,791	226,615

Total current liabilities	1,073,543	1,122,652
Senior convertible notes	300,000	300,000
Other long-term liabilities	84,051	104,098

Total liabilities	1,457,594	1,526,750
Stockholders’ equity	234,696	245,037

	$1,692,290	$1,771,787

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended March 31, 2005

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses (1)	Results of Operations, net of Restructuring Charges and Transformation Expenses (1)
Net sales	$837,781	$—	$—	$837,781
Cost of goods sold	757,416	—	—	757,416

Gross profit	80,365	—	—	80,365
Selling, general, and administrative expenses	88,126	7,586 (2)	494 (3)	80,046

Operating income (loss)	(7,761)	(7,586)	(494)	319
Other income, net	1,814	—	—	1,814

Income (loss) before income taxes	(5,947)	(7,586)	(494)	2,133
Benefit for income taxes	(760)	—	—	(760)

Net income (loss)	$(5,186)	$(7,586)	$(494)	$2,894

Net income (loss) per share	$(0.01)	$(0.02)	$(0.00)	$0.01	(4)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the closure of facilities and accelerated depreciation, and the severance of employees.
(3)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter of 2004.
(4)	Based on diluted weighted average shares outstanding for the period of 408,111.

Gateway, Inc.

Preliminary Analysis of Consolidated Condensed Statement of Operations

For the three months ended December 31, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations		Restructuring Charges (1)	Transformation and Integration Expenses and Preferred Stock Redemption Gain (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses and Redemption Gain (1)
Net sales	$1,028,627		$—	$—	$1,028,627
Cost of goods sold	938,036		2,398 (2)	1,544 (4)	934,094

Gross profit	90,591		(2,398)	(1,544)	94,533
Selling, general, and administrative expenses	105,709		16,318 (3)	1,450 (4)	87,941

Operating income (loss)	(15,118)		(18,716)	(2,994)	6,592
Other income, net	8,956		—	—	8,956

Income (loss) before income taxes	(6,162)		(18,716)	(2,994)	15,548
Provision for income taxes	437		—	—	437

Net income (loss)	(6,599)		$(18,716)	$(2,994)	$15,111
Gain on redemption of preferred stock, net of dividends	100,513		—	100,513	—

Net income (loss) attributable to common stockholders	$93,914		$(18,716)	$97,519	$15,111

Net income (loss) per share:
Basic	$0.25		$(0.05)	$0.26	$0.04

Diluted	$(0.02	)(5)	$(0.05)	$(0.01)	$0.04

Weighted average shares outstanding:
Basic	373,844		373,844	373,844	373,844

Diluted	398,958		398,958	398,958	407,486

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees.
(3)	Represents costs related to the closure of facilities and accelerated depreciation and the severance of employees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter of 2004.
(5)	The calculation of diluted loss per share assumes conversion of the Series A and Series C preferred stock at the beginning of the quarter rather than redemption for a gain. The $100.5 million gain on redemption has been excluded from the calculation of this figure. Had the gain been included, weighted average shares outstanding would have been 407,486 and diluted earnings per share would have been $0.23.

Gateway, Inc.

Analysis of Preliminary Consolidated Condensed Statement of Operations

For the three months ended March 31, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses (1)	Taxes (1)		Results of Operations, net of Restructuring Charges, Transformation Expenses and Taxes (1)
Net sales	$868,383	$—	$—	$—		$868,383
Cost of goods sold	760,054	4,905 (2)	5,803 (4)	—		749,346

Gross profit	108,329	(4,905)	(5,803)	—		119,037
Selling, general, and administrative expenses	296,024	75,876 (3)	17,021 (4)	—		203,127

Operating loss	(187,695)	(80,781)	(22,824)	—		(84,090)
Other income, net	6,167	—	—	—		6,167

Loss before income taxes	(181,528)	(80,781)	(22,824)	—		(77,923)
Benefit for income taxes	(12,785)	—	—	12,785	(5)	—

Net loss	$(168,743)	$(80,781)	$(22,824)	$12,785		$(77,923)
Preferred stock dividends and accretion	(2,789)	—	—	—		(2,789)

Net loss attributable to common stockholders	$(171,532)	$(80,781)	$(22,824)	$12,785		$(80,712)

Net loss per share	$(0.51)	$(0.24)	$(0.07)	$0.04		$(0.24)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees and the closure of facilities.
(3)	Represents costs related to the closure of facilities and accelerated depreciation, and the severance of employees.
(4)	Represents redundant costs associated with the reintegration of previously outsourced activities and other expenses related to the Company’s transformation.
(5)	Represents an income tax benefit based on information received from tax authorities.